Exhibit 99.1

Inspired Entertainment, Inc. Announces

Favorable Nasdaq Compliance Determination

Inspired Common Stock to Continue its Nasdaq Listing

NEW YORK, Sept. 18, 2017 /PRNewswire/ -- Inspired Entertainment, Inc. (Nasdaq: INSE), a global games technology company, today announced that it has received formal notice from The Nasdaq Stock Market that Inspired has demonstrated compliance with all applicable requirements for the continued listing of Inspired common stock on The Nasdaq Capital Market. As previously disclosed, Nasdaq had required Inspired to demonstrate compliance with the listing requirement that there be at least 300 round-lot holders of Inspired common stock by September 17, 2017. Nasdaq confirmed that, as a result of its favorable determination, Inspired common stock will continue to be listed on The Nasdaq Capital Market and that the compliance matter is now closed.

Executive Chairman A. Lorne Weil commented that, “We are pleased that Nasdaq has closed the compliance matter and that Inspired common stock will remain on The Nasdaq Capital Market. Inspired is proud to be a Nasdaq-listed company. We are happy that our stockholders can continue to rely on Nasdaq for the listing of our common stock.”

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates more than 27,000 digital gaming terminals and supplies its Virtual Sports products in more than 40,000 venues and on over 100 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our most recent quarterly report on Form 10-Q and any subsequent current reports on Form 8-K filed with the U.S. Securities and Exchange Commission, which are available, free of charge, at the SEC’s website at www.sec.gov.

Contact:

For Investors

Daniel Silvers

daniel.silvers@inseinc.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@inseinc.com

t: +44 20 7456 9016 | m: +44 7973808951